Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2025 with respect to the consolidated financial statements of SuRo Capital Corp. for the years ended December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, which report is included in the Annual Report on Form 10-K.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2025, with respect to the supplemental financial information of SuRo Capital Corp. set forth under the heading “Senior Securities” as of December 31, 2024, 2023, 2022, 2021, 2020 included in Part II, Item 5 of the Company’s Annual Report on Form 10-K.

/s/ Marcum LLP

Boston, MA

June 9, 2025